UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: June 25, 2001
Commission File No. 1-8968

ANADARKO PETROLEUM CORPORATION
17001 Northchase Drive, Houston, Texas 77060-2141
(281) 875-1101

Incorporated in the	Employer Identification
State of Delaware	No. 76-0146568

Item 5.  Other Events

On June 25, 2001, Anadarko Petroleum Corporation (Anadarko) announced it has entered into an agreement to acquire Canadian-based Gulfstream Resources Canada Limited (Gulfstream) for C$2.65 per share in cash. The total value of the acquisition is approximately US$137 million, subject to normal closing adjustments.

Gulfstream is an international oil and gas exploration and production company with assets in Qatar and Oman. When the acquisition is complete, Anadarko will add an estimated 70 million barrels of oil equivalent of proved reserves and 4,700 barrels of oil per day of production to its worldwide portfolio.

Gulfstream's Board of Directors has unanimously approved the acquisition agreement. Directors and officers of Gulfstream, holding approximately 5.8 percent of the Gulfstream common shares, have agreed to tender their shares to Anadarko.

The terms of the agreement reached by Gulfstream and Anadarko are set forth in a pre-offer agreement. Anadarko intends to mail its offer on or prior to July 6, 2001. The offer is expected to remain open for 35 days from the date of mailing. Gulfstream has agreed to discontinue its efforts to seek and consider strategic alternatives, close its data rooms, not solicit other proposals, and to provide Anadarko with a right to match competing offers. Gulfstream will waive the application of its Shareholder Rights Plan to Anadarko's offer.

Gulfstream has agreed to pay a break fee to Anadarko of C$8 million if the offer is not completed. Anadarko expects to close the transaction in the third quarter of this year and will fund the acquisition from cash.

Item 7(c).  Exhibits

99	Anadarko Petroleum Corporation Press Release, dated June 25, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized officer.

ANADARKO PETROLEUM CORPORATION

June 25, 2001	By:	/s/ Michael E. Rose
Michael E. Rose - Executive Vice President,
Finance and Chief Financial Officer